As filed with the Securities and Exchange Commission on May 27, 2004

Registration No. 333-114527

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

THOMAS PROPERTIES GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	6500	20-0852352
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

ARCO Plaza, 515 South Flower Street, Sixth Floor

Los Angeles, California 90071

(213) 613-1900

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

James A. Thomas

Chairman and Chief Executive Officer

ARCO Plaza, 515 South Flower Street, Sixth Floor

Los Angeles, California 90071

(213) 613-1900

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

David J. Lowery James E. O’Bannon Jones Day 2727 North Harwood St. Dallas, Texas 75201 (214) 220-3939	Mark J. Kelson David J. Ambrose Allen Matkins Leck Gamble & Mallory LLP 1901 Avenue of the Stars, Suite 1800 Los Angeles, California 90067 (310) 788-2400

Approximate date of commencement of proposed sale to the public:

As soon as practicable after the Registration Statement becomes effective

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to the Rule 434, please check the following box. ☐

The Registrant hereby amends this Registration Statement on the date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on the date as the Commission, acting pursuant to said Section 8(a), may determine.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution

The following table sets forth the expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale and distribution of the common stock being registered. All of the amounts shown are estimates except for the SEC registration fee, the NASD filing fee, and the NYSE application fee.

Amount to Be Paid
SEC registration fee		$31,675
NASD filing fee		*
NYSE listing application fee		*
Underwriting expenses		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accounting fees and expenses		*
Transfer agent, registrar and custodian fees		*
Miscellaneous		*
Total	$	*

*	To be completed by amendment.

Item 14.    Indemnification of Officers and Directors

Under Section 145 of the Delaware General Corporation Law (“Delaware Law”), the registrant has broad powers to indemnify its directors and officers against liabilities they may incur in these capacities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by them in connection with any suit to which they are or are threatened to be made a party by reason of their serving in these positions so long as they acted in good faith and in a manner they reasonably believed to be in or not opposed to, the best interests of the corporation and with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful.

Section 102(b)(7) of Delaware Law, permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

The registrant’s certificate of incorporation and bylaws include provisions to (i) eliminate the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of Delaware Law and (ii) require the registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. The registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors’ duty of care, and, in appropriate circumstances, equitable remedies including injunctive or other forms of non-monetary relief will remain available under Delaware Law. The provision also does not affect a director’s responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

The registrant has entered, and intends and other key employees intend to enter, into indemnification agreements with each of its current and future directors, and executive officers that require the registrant to indemnify these persons against all expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any a person may be made a party by reason of the fact that a person is or was a director, an executive officer or employee of the registrant or any of its affiliated enterprises, provided that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

At present, there is no pending litigation or proceeding involving a director or officer of the registrant as to which indemnification is being sought nor is the registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

The registrant maintains directors’ and officers’ liability insurance and intends to continue to maintain this insurance in the future.

In addition, our directors and officers are indemnified for specified liabilities and expenses pursuant to the partnership agreement of Thomas Properties Group, L.P., the partnership in which we serve as the sole general partner.

Item 15.    Recent Sales of Unregistered Securities

During the past three years, we have issued and sold the following securities:

As of April 2, 2004, in connection with our formation, James A. Thomas was issued 100 shares of our common stock for total consideration of $1,000 in cash in order to provide our initial capitalization. The issuance of such shares was effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

On April 15, 2004, we entered into agreements with each of Mr. Thomas, Mr. Ricci, Mr. Scott and Mr. Sischo for our operating partnership to acquire the contributors’ and their affiliates interests in the entities that own an interest in our owned properties described in the prospectus. These interests will be acquired in exchange for the issuance by our operating partnership of limited partnership units with an aggregate value of $         million, with each unit valued at $         as the mid-point of the expected initial offering price range. The value of the consideration directly or indirectly benefiting such contributors may increase or decrease based on the actual initial offering price of our common stock. In addition, Mr. Thomas committed, on behalf of his related entities receiving operating partnership units in our formation transactions, to purchase a number of shares of our limited voting stock equal to the number of operating partnership units Mr. Thomas and his related entities will receive. Mr. Thomas and his related entities will purchase these shares of limited voting stock prior to the consummation of this offering for the aggregate consideration of $50,000. The limited partnership units will be issued upon consummation of this offering. All of such persons committed to the transfer of such interests and assets and the purchase of such shares, as applicable, prior to the filing of this registration statement and are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such units and limited voting stock shares will be effected in reliance upon an exemption from registration provided by Section 4(2) under the Securities Act.

Upon consummation of the offering, 46,667 restricted shares of our common stock will be issued to Mr. Thomas against payment of the par value pursuant to the terms of his employment agreement with us. Also upon consummation of the offering, we will issue a total of 183,334, 233,334 and 200,000 restricted incentive units under our Incentive Plan to each of Mr. Ricci, Mr. Scott, and Mr. Sischo, respectively, which incentive units will vest over a three-year period, with one-third vesting on each of the first, second and third anniversaries of the date of grant. In addition, we will issue 16,667 restricted incentive units to each of Mr. Ricci, Mr. Scott and Mr. Sischo, which incentive units will vest after three years, provided that vesting may occur after two years if certain performance goals are achieved. See “Management—Employment Agreements.” All of such executives committed to receive such shares and incentive units prior to the filing of this registration statement and are “accredited investors” as defined under Regulation D of the Securities Act. The issuance of such shares will be effected in reliance upon an exemption from registration under Section 4(2) of the Securities Act.

Item 16.    Exhibits and Financial Statement Schedules

(a)    Exhibits.

Exhibit Number	Description of Exhibits
1.1*	Form of Underwriting Agreement.

3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Bylaws of the Registrant.

5.1*	Opinion of Jones Day.

10.1*	2004 Equity Incentive Plan of Thomas Properties Group, Inc.

10.2*	Form of Operating Partnership Agreement.

10.3	Master Contribution Agreement to be entered into by James A. Thomas and the other Contributors party thereto.

10.4*	Non-Employee Directors Restricted Stock Plan.

10.5	Pairing Agreement between the Registrant and its Operating Partnership.

10.6*	Form of Indemnification Agreement to be entered into between the Registrant and each of its directors and executive officers.

10.7	Employment Agreement between the Registrant and Mr. James A. Thomas (including as exhibits non-competition and confidentiality agreements).

10.8	Employment Agreement between the Registrant and Mr. Thomas S. Ricci (including as exhibits non-competition and confidentiality agreements).

10.9	Employment Agreement between the Registrant and Mr. Randall L. Scott (including as exhibits non-competition and confidentiality agreements).

10.10	Employment Agreement between the Registrant and Mr. John R. Sischo (including as exhibits non-competition and confidentiality agreements).

21.1*	Subsidiaries of the Registrant.

23.1**	Consent of Deloitte & Touche LLP.

23.2*	Consent of Jones Day (included in Exhibit 5.1).

24.1**	Powers of Attorney.

99.1**	Consent of Edward Fox to be named as a director.

99.2**	Consent of Daniel Neidich to be named as a director.

*	To be filed by amendment.
**	Previously filed with the Registration Statement on Form S-1 filed by the Registrant on April 16, 2004.

(b)    Financial Statement Schedules.

All schedules have been omitted because the information required to be set forth therein is not applicable or is provided elsewhere.

Item 17.    Undertakings

(a) The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted for directors, officers and controlling persons of the registrant pursuant to provisions described in Item 14 of this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission this indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against these liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether the indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of the issue.

(c) The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on May 27, 2004.

THOMAS PROPERTIES GROUP, INC.

By:	/s/ JAMES A. THOMAS
James A. Thomas Chairman of the Board, President, and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities set forth below on May 27, 2004:

Signature	Title

/s/ JAMES A. THOMAS James A. Thomas	Chairman of the Board, President and Chief Executive Officer (Principal Executive Officer)

* Randall L. Scott	Executive Vice President and Director

* John R. Sischo	Executive Vice President and Director

/s/ DIANA LAING Diana Laing	Chief Financial Officer (Principal Financial Officer)

/s/ ROBERT D. MORGAN Robert D. Morgan	Vice President (Principal Accounting Officer)

James A. Thomas, by signing his name hereto, does sign and execute this Amendment No. 1 to the Registration Statement on behalf of the above-named directors of Thomas Properties Group, Inc. on this 27th day of May 2004, pursuant to powers of attorney executed on behalf of such directors, and previously filed with the Securities and Exchange Commission.

*By:	/s/ JAMES A. THOMAS
James A. Thomas
Attorney-in-Fact

EXHIBIT INDEX

Exhibit Number	Description of Exhibits
1.1*	Form of Underwriting Agreement.

3.1	Form of Amended and Restated Certificate of Incorporation of the Registrant.

3.2	Bylaws of the Registrant.

5.1*	Opinion of Jones Day.

10.1*	2004 Equity Incentive Plan of Thomas Properties Group, Inc.

10.2*	Form of Operating Partnership Agreement.

10.3	Master Contribution Agreement to be entered into by James A. Thomas and the other Contributors party thereto.

10.4*	Non-Employee Directors Restricted Stock Plan.

10.5	Pairing Agreement between the Registrant and its Operating Partnership.

10.6*	Form of Indemnification Agreement to be entered into between the Registrant and each of its directors and executive officers.

10.7	Employment Agreement between the Registrant and Mr. James A. Thomas (including as exhibits non-competition and confidentiality agreements).

10.8	Employment Agreement between the Registrant and Mr. Thomas S. Ricci (including as exhibits non-competition and confidentiality agreements).

10.9	Employment Agreement between the Registrant and Mr. Randall L. Scott (including as exhibits non-competition and confidentiality agreements).

10.10	Employment Agreement between the Registrant and Mr. John R. Sischo (including as exhibits non-competition and confidentiality agreements).

21.1*	Subsidiaries of the Registrant.

23.1**	Consent of Deloitte & Touche LLP.

23.2*	Consent of Jones Day (included in Exhibit 5.1).

24.1**	Powers of Attorney.

99.1**	Consent of Edward Fox to be named as a director.

99.2**	Consent of Daniel Neidich to be named as a director.

*	To be filed by amendment.
**	Previously filed with the Registration Statement on Form S-1 filed by the Registrant on April 16, 2004.